Exhibit 4.5

WARRANT NUMBER _______________

CARDAX, INC.

WARRANT TO PURCHASE SHARES OF CAPITAL STOCK

NEITHER THIS WARRANT NOR THE SHARES ISSUABLE UPON ITS EXERCISE HAVE BEEN REGISTERED UNDER EITHER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

THIS CERTIFIES THAT, for value received, ________________________________ (together with its successors and assigns, the “Holder”), commencing _____________ (the “Date of Issue”) is entitled to purchase, subject to the conditions set forth below, at any time and from time to time, in whole or in part, during the Exercise Period (as defined in Section 1.3 below), up to __________ fully paid and non-assessable shares (the “Shares”) of common stock, par value $0.001 per share (“Common Stock”), of Cardax, Inc., a Delaware corporation formerly known as Koffee Korner, Inc. (the “Company”), at the per share purchase price (the “Warrant Exercise Price”) set forth in Section 1.2, subject to the further provisions of this Warrant.

This Warrant is issued pursuant to that certain Financial Consulting Agent Agreement dated as of January 3, 2014 (the “Financial Consulting Agreement”) by and among Portfolio Advisors Alliance, Inc., a California corporation, and Cardax Pharma, Inc., a Delaware corporation and a wholly owned subsidiary of the Company.

1.	EXERCISE OF WARRANT

The terms and conditions upon which this Warrant may be exercised, and the shares of Common Stock covered hereby which may be purchased hereunder, are as follows:

1.1           Warrants. The Company hereby issues to the Holder warrants to purchase ___________________ newly issued shares of Common Stock (the “Warrants”).

1.2           The Warrant Exercise Price. The exercise price for the Warrants shall be equal to $0.625 per share, subject to adjustment as provided in Section 4 below.

1.3           Method of Exercise. The Holder of this Warrant may, during the period commencing on the Date of Issue and ending on the fifth (5th) anniversary of the Date of Issue, unless extended by the Company in its sole discretion (the “Exercise Period”), exercise in whole or in part the purchase rights evidenced by this Warrant. Such exercise shall be effected by either “cash exercise” as provided in Section 1.3(a) hereof or by “cashless exercise” as provided in Section 1.3(b) hereof.

(a)          Cash Exercise. The Holder may exercise this Warrant by means of a “Cash Exercise” as follows:

(i) the surrender of the Warrant, together with a duly executed copy of the form of subscription attached hereto, to the Secretary of the Company at its principal offices;

(ii) the payment to the Company, by certified check or bank draft payable to its order, of an amount equal to the aggregate Warrant Exercise Price for the number of Shares for which the purchase rights hereunder are being exercised; and

(iii) the delivery to the Company, if necessary, to assure compliance with federal and state securities laws, of an instrument executed by the Holder certifying that the Shares are being acquired for the sole account of the Holder and not with a view to any resale or distribution.

(b)          Cashless Exercise. The Holder may exercise this Warrant by means of a “cashless exercise” as follows:

(i) The Holder may elect to exercise this Warrant, in whole or in part, and to receive, without the payment by such Holder of any cash (“Cashless Exercise”), Shares equal to the value of this Warrant or any portion hereof by surrendering this Warrant, along with the Notice of Exercise providing such number of Shares to be surrendered in the Cashless Exercise. The Company shall then issue to the Holder such number of validly issued, fully paid and non-assessable Shares as is computed using the following formula:

X =      Y * (A-B)

                  A

where X =       the number of shares of Common Stock to be issued to the Holder pursuant to this Section 1.3(b).

Y =       the number of Shares subject to this Warrant to be surrendered according to the Notice of Exercise delivered to the Company pursuant to this Section 1.3(b).

A =      the Market Price of one share of Common Stock at the time the Notice of Exercise is made pursuant to this Section 1.3(b).

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B =       the Exercise Price in effect under this Warrant at the time the Notice of Exercise is made pursuant to this Section 1.3(b).

(ii) The term “Market Price” of a share of Common Stock shall mean the fair market value of a share, which shall be, (i) at any time such security is listed or traded on any securities exchange or quoted in an over-the-counter market, (A) the average of the closing prices of sales of Common Stock on the principal national securities exchange on which the Common Stock is listed or admitted to trading, averaged over the period of the 10 consecutive trading days prior to the day as of which the Market Price is being determined, or, if there have been no sales reported on any day, the average of the highest bid and lowest asked prices on such exchange, averaged over the period of the 10 consecutive trading days prior to the day as of which the Market Price is being determined (or such earlier period from the date that this Warrant is issued), (B) if on any day such security is not so listed and is instead quoted in the OTC Bulletin Board, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each of (A) and (B) of this paragraph, averaged over a period of the 20 consecutive trading days prior to the day as of which the Market Price is being determined, or (ii) at any time such security is not listed on any securities exchange or quoted on any quotation system, as determined reasonably and in good faith by the Board of Directors of the Company (the “Board”).

(iii) The Holder may object in writing to the Board’s determination of Market Price within 10 days of receipt of written notice thereof. If the Holder and the Company are unable to agree on the Market Price during the 10-day period following the delivery of the Holder’s objection, the Appraisal Procedure may be invoked by either party to determine Market Price by delivering written notice thereof not later than the 30th day after delivery of the Holder’s objection. Notwithstanding the provisions of this paragraph, if the Market Price has been determined by the Company through an Appraisal Procedure under this Warrant or any warrant of the same class of warrants held by any other Person within 90 days of the date that the Holder exercises this Warrant through a cashless exercise, then the Holder and the Company shall not have the right to invoke the Appraisal Procedure and the Market Price, in the event the Holder disputes the amount determined by the Board pursuant to the last clause of paragraph (ii) above, shall be the most recently determined Market Price as appropriately adjusted for any dividends, distributions or issuances of securities since such date.

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(iv) The term “Appraisal Procedure” shall mean a procedure whereby two independent appraisers, one chosen by the Company and one by the Holder, shall mutually agree upon the determinations then the subject of appraisal. Each party shall deliver a notice to the other appointing its appraiser within 15 days after the Appraisal Procedure is invoked. If within 30 days after appointment of the two appraisers they are unable to agree upon the amount in question, a third independent appraiser shall be chosen within 10 days thereafter by the mutual consent of such first two appraisers or, if such first two appraisers are unable to agree upon the appointment of a third appraiser, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of arbitrators having experience in the appraisal of the subject matter to be appraised. The decision of the third appraiser so appointed and chosen shall be given within 30 days after the selection of such third appraiser. If three appraisers shall be appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive upon the Company and the Holder; otherwise, the average of all three determinations shall be binding upon the Company and the Holder. The costs of one appraiser selected by the Company that conducts any Appraisal Procedure shall be borne by the Company, the costs of one appraiser selected by the Holder that conducts any Appraisal Procedure shall be borne by the Holder and the costs of the third appraiser shall be borne by the Company; provided, that if the difference of the Market Price determined by the third appraiser and the appraiser selected by the Company is less than 10% of the Market Price determined by the appraiser selected by the Company, then the Holder shall bear the costs of the third appraiser.

Notwithstanding the foregoing, if, within 90 days of the exercise of this Warrant upon a Cashless Exercise, the Company has issued Common Stock in a bona fide offering for cash to investors and such securities were not issued upon the exercise of an option or convertible security, then the Market Price of a share of Common Stock shall be the Market Price of a share of Common Stock in such transaction, as appropriately adjusted for any dividends, distributions or issuances of securities since such date.

(v) Upon receipt of the executed Notice of Exercise by the Company, the Holder shall be deemed to be the holder of record of such Shares to be issued pursuant to the Cashless Exercise, notwithstanding that the Company’s stock transfer books may be closed or that certificates representing such Shares have not been issued or delivered to the Holder, provided, however, that in the event the Appraisal Procedure has been invoked in connection with a dispute regarding the Market Price, then the Holder shall be deemed to be the holder of record of the number of Shares that it would own if the Company were to prevail in the Appraisal Procedure, pending the outcome of such proceeding, and the Company shall deliver to the Holder, upon receipt of the executed Notice of Exercise, and, if applicable, following the outcome of the Appraisal Procedure, the number of Shares necessary to effect the foregoing.

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(vi) The Company shall, as promptly as practicable after completion of the exercise of the Warrant as specified in this Section 1.3(b), cause to be executed, and delivered to the Holder exercising such Warrants, a certificate representing the aggregate number of Shares calculated pursuant to the Cashless Exercise formula described above. Each certificate for Shares so delivered shall be in such denomination as may be requested by the Holder and shall be registered in the name of the Holder. If this Warrant shall have been exercised only in part, then the Company shall, at the time of delivery of said certificate or certificates, also deliver to the Holder a new Warrant evidencing the remaining outstanding unexercised balance of Shares. The Company shall pay all expenses, stock transfer taxes and other charges payable in connection with the preparation, execution and delivery of such certificates for Shares and new Warrants, if any.

1.4           Satisfaction with Requirements of Securities Act of 1933. Notwithstanding the provisions of Section 1.3 and Section 7 hereof, exercise of this Warrant is contingent upon the Company’s satisfaction that the issuance of the Shares for which this Warrant is being exercised is exempt from the requirements of the Securities Act of 1933, as amended (the “Securities Act”) and all applicable state securities laws. The Holder of this Warrant agrees to execute any and all documents deemed necessary by the Company to effect the exercise of this Warrant.

1.5           Issuance of Shares. In the event the purchase rights evidenced by this Warrant are exercised in whole or in part, one or more certificates for the purchased Shares shall be issued as soon as practicable thereafter to the Holder.

1.6           Partial Exercise. If this Warrant shall have been exercised only in part, then the Company shall, at the time of delivery of the certificate or certificates for the Shares purchased upon such exercise, also deliver to the Holder a new Warrant evidencing the remaining outstanding unexercised balance of Shares purchasable hereunder.

1.7           Cancellation. Notwithstanding anything in this Warrant to the contrary, this Warrant shall be cancelled, and shall not be exercisable, if it is not exercised before the expiration of the Exercise Period.

2.	TRANSFER RESTRICTIONS

2.1           Transfer. This Warrant and the Shares issuable upon exercise hereof are “restricted securities” as such term is defined by the rules and regulations promulgated under the Securities Act. This Warrant and the Shares issuable upon exercise hereof may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of this Warrant or the Shares issuable upon exercise hereof, other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of the Holder, the Company may require the transferor to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of the transferred Warrant or Shares under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Warrant. The Holder of this Warrant agrees that if this Warrant or any Shares issuable upon exercise hereof are sold pursuant to any such effective registration statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing the Shares or this Warrant is predicated upon the Company’s reliance upon this understanding. Each Holder of this Warrant may be required to provide information regarding the beneficial ownership of the Holder in the Company and may be required to represent and warrant to the Company that such information is true and correct.

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2.2           Legend. The Holder agrees to the imprinting of a legend on any of the Shares issuable upon exercise hereof in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE CORPORATION. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Notwithstanding the foregoing, certificates evidencing this Warrant or the Shares issuable upon exercise hereof shall not contain any legend (including the legend set forth above), (i) while a registration statement covering the resale of such security is effective under the Securities Act, (ii) following any sale of this Warrant or such Shares issuable upon exercise hereof pursuant to Rule 144, (iii) if this Warrant or such Shares issuable upon exercise hereof are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to this Warrant or such Shares issuable upon exercise hereof and without volume or manner-of-sale restrictions, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission).

3.	FRACTIONAL SHARES

Notwithstanding that the number of Shares purchasable upon the exercise of this Warrant may have been adjusted pursuant to the terms hereof, the Company shall nonetheless not be required to issue fractions of Shares upon exercise of this Warrant or to distribute certificates that evidence fractional shares, provided that in lieu of any fraction shares, the Company shall make a cash payment to the Holder in an amount equal to the fair market value (as determined by the Board of Directors of the Company in its reasonable good faith) of such fractional share.

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4.	ANTIDILUTION PROVISIONS

4.1           Stock Splits and Combinations. If the Company shall at any time subdivide or combine its outstanding shares of Common Stock, this Warrant shall, after that subdivision or combination, evidence the right to purchase the number of shares of Common Stock that would have been issuable as a result of that change with respect to the shares of Common Stock which were purchasable under this Warrant immediately before that subdivision or combination. If the Company shall at any time subdivide the outstanding shares of Common Stock, the Warrant Exercise Price then in effect immediately before that subdivision shall be proportionately decreased, and, if the Company shall at any time combine the outstanding shares of Common Stock, the Warrant Exercise Price then in effect immediately before that combination shall be proportionately increased. Any adjustment under this section shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.2           Reclassification, Exchange And Substitution. If the Common Stock issuable upon exercise of this Warrant shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the Holder of this Warrant shall, on its exercise, be entitled to purchase for the same aggregate consideration, in lieu of the Common Stock that the Holder would have been entitled to purchase but for such change, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to purchase by the Holder on exercise of this Warrant immediately before that change.

4.3           Reorganizations, Mergers, Consolidations Or Sale Of Assets. If at any time there shall be a capital reorganization of the Company’s Common Stock (other than a combination, reclassification, exchange, or subdivision of shares provided for elsewhere above) or merger or consolidation of the Company with or into another entity, or the sale of the Company’s properties and assets as, or substantially as, an entirety to any other person or entity, then, as a part of such reorganization, merger, consolidation or sale, lawful provision shall be made so that the Holder of this Warrant shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified in this Warrant and upon payment of the Warrant Exercise Price then in effect, the number of shares of Common Stock or other securities or property of the Company, or of the successor entity resulting from such merger or consolidation, to which a holder of the Common Stock deliverable upon exercise of this Warrant would have been entitled in such capital reorganization, merger, or consolidation or sale if this Warrant had been exercised immediately before that capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder of this Warrant after the reorganization, merger, consolidation, or sale to the end that the provisions of this Warrant (including adjustment of the Warrant Exercise Price then in effect and number of Shares purchasable upon exercise of this Warrant) shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant. The Company shall, within thirty (30) days after making such adjustment, give written notice (by first class mail, postage prepaid) to the Holder of this Warrant at the address of the Holder shown on the Company’s books. That notice shall set forth, in reasonable detail, the event requiring the adjustment and the method by which the adjustment was calculated, and specify the Warrant Exercise Price then in effect after the adjustment and the increased or decreased number of Shares or the other shares or property purchasable upon exercise of this Warrant. When appropriate, that notice may be given in advance and include as part of the notice required under other provisions of this Warrant.

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4.4           Reservation of Stock Issuable Upon Exercise. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the exercise of this Warrant such number of its shares of Common Stock as shall from time to time be sufficient to effect the exercise of this Warrant and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the exercise of this Warrant, in addition to such other remedies as shall be available to the Holder of this Warrant, the Company will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but un-issued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

5.	RIGHTS PRIOR TO EXERCISE OF WARRANT

This Warrant does not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to receive dividends or other distributions, to exercise any preemptive rights, to vote, or to consent or to receive notice as a stockholder of the Company. If, however, at any time prior to the termination of this Warrant and prior to its exercise, any of the following events shall occur:

(a)          the Company shall declare any dividend payable in any securities upon its shares of Common Stock or make any distribution (other than a regular cash dividend) to the Holders of its shares of Common Stock; or

(b)          the Company shall offer to the holders of its shares of Common Stock any additional Warrant of Common Stock or securities convertible into or exchangeable for shares of Common Stock or any right to subscribe for or purchase any thereof; or

(c)          a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation, merger, sale, transfer or lease of all or substantially all of its property, assets and business as an entirety) shall be proposed and action by the Company with respect thereto has been approved by the Company’s Board of Directors;

then in any one or more of said events the Company shall give notice in writing of such event to the Holder at the last address of the Holder as it shall appear on the Company’s records at least twenty (20) days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividends, distribution, or subscription rights, or for the determination of stockholders entitled to vote on such proposed dissolution, liquidation or winding up. Such notice shall specify such record date or the date of closing the transfer books, as the case may be. Failure to publish, mail or receive such notice or any defect therein or in the publication or mailing thereof shall not affect the validity of any action taken in connection with such dividend, distribution or subscription rights, or such proposed dissolution, liquidation or winding up. Each person in whose name any certificate for shares of Common Stock is to be issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which this instrument was surrendered and payment of the Warrant Exercise Price was made, irrespective of the date of delivery of such stock certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares of Common Stock at the close of business on the next succeeding date on which the stock transfer books are open.

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6.	SUCCESSORS AND ASSIGNS

The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the Holder hereof and their respective successors and permitted assigns.

7.	LOSS OR MUTILATION

Upon receipt by the Company of satisfactory evidence of the ownership of and the loss, theft, destruction, or mutilation of any Warrant, and (i) in the case of loss, theft, or destruction, upon receipt by the Company of indemnity satisfactory to it, or (ii) in the case of mutilation, upon receipt of such Warrant and upon surrender and cancellation of such Warrant, the Company shall execute and deliver in lieu thereof a new Warrant representing the right to purchase an equal number of shares of Common Stock.

The Holder also acknowledges that each of the Shares issuable upon the due exercise hereof will be subject to any transfer restrictions in the Company’s Articles of Incorporation, including a right of first refusal to the Company, and the certificate or certificates evidencing the Shares will bear a legend to this effect.

8.	TERMINATION DATE

This Warrant shall terminate upon the sooner of (a) five years from the Date of Issue; or (b) the exercise of all or any portion of this Warrant pursuant to the terms of Section 1 hereof.

9.	GOVERNING LAW

This Warrant and any dispute, disagreement or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance shall be governed or interpreted according to the internal laws of the State of New York without regard to conflicts of law.

10.         HEADINGS. The headings and captions used in this Warrant are used only for convenience and are not to be considered in construing or interpreting this Warrant. All references in this Warrant to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

11.         NOTICES. All notices or other communications given or made hereunder shall be in writing and shall be mailed by certified or registered mail, delivered by professional courier or hand, or transmitted via email or facsimile, to such party’s address as set forth in the register maintained by the Company for the Holder of this Warrant, or such other address as the Holder or the Company shall notify the other in writing as above provided. Any notice sent in accordance with this section shall be effective on the date three days after the date of mailing or, if delivered by hand or professional courier, or transmitted via email or facsimile with delivery receipt, on the date of delivery, provided, however, that notices to the Company will be effective upon receipt.

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12.         SEVERABILITY. If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Warrant and the balance of this Warrant shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

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In Witness Whereof, the parties have executed this Warrant as of the date first written above.

COMPANY

CARDAX, INC.

By:

Name:

Title:

HOLDER

By:

Name:

Title:

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NOTICE OF WARRANT EXERCISE

To: Cardax, Inc.

Gentlemen:

The undersigned, ___________________________________, hereby elects to purchase, pursuant to the provisions of the foregoing Warrant held by the undersigned, _____________ shares of the common stock (“Common Stock”) of Cardax, Inc.

[Payment of the purchase price of __________ per Share required under such Warrant accompanies this subscription.]

[The exercise of this Warrant is by the Cashless Exercise Procedure under Section 1.3(b) of this Warrant for all the shares of Common Stock that may be purchased under this Warrant.]

The undersigned hereby represents and warrants that the undersigned is acquiring such Common Stock for the account of the undersigned and not for resale or with a view to distribution of such Common Stock or any part hereof; that the undersigned is fully aware of the transfer restrictions affecting restricted securities under the pertinent securities laws and the undersigned understands that the shares purchased hereby are restricted securities and that the certificate or certificates evidencing the same will bear a legend to that effect.

DATED: ____________, ____.

Signature:

Name:

Title:

Address: